EXIDE ELECTRONICS GROUP, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)


EXHIBIT 11

PRIMARY
                                                        Three Months Ended
                                                           December 31,
                                                        ------------------
                                                          1995       1994
                                                          ----       ----

Net income                                             $   413    $ 2,249
Preferred stock dividends                                    -        198
                                                           ---        ---
Net income applicable to common shareholders           $   413    $ 2,051
                                                       =======    =======
Net income per common and equivalent share             $  0.04    $  0.26
                                                       =======    =======
Primary Share Base:

Weighted average number of common shares
   outstanding                                           9,091      7,677
Weighted average number of common
   stock equivalents                                       120        105
                                                           ---        ---
Weighted average number of common and
   equivalent shares outstanding                         9,211      7,782
                                                         =====      =====

FULLY DILUTED
                                                        Three Months Ended
                                                           December 31,
                                                        ------------------
                                                         1995        1994
                                                         ----        ----

Net income                                             $   413    $ 2,249
Add interest on convertible notes, net of taxes              -        192
                                                           ---        ---
Net income applicable to common shareholders           $   413    $ 2,441
                                                       =======    =======
 Income per common and equivalent share                $  0.04    $  0.25
                                                       =======    =======
Fully Diluted Share Base:

Number of common shares outstanding,
   end of period                                         9,380      7,735
Assumed conversion of preferred stock and
   convertible notes                                         -      1,743
Weighted average number of common
   stock equivalents                                       120        123
                                                           ---        ---
Weighted average number of common and
   equivalent shares outstanding                         9,500      9,601
                                                         =====      =====